Exhibit 99.2

FYQ3’26 Combined Script

Intro: Brent Stringham

Good afternoon everyone, and thank you for joining our fiscal third quarter earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, we may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from current expectations.

We encourage you to review the cautionary statements and risk factors contained in today’s earnings release, which was furnished to the SEC and is available on our website, and other SEC filings such as our 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Additionally, during the call, we will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare (Section 1):

Thanks, Brent, and thank you, everyone, for joining today’s call.

We delivered revenue of $30.2 million and non-GAAP EPS of $0.04, both within our guidance range.

Our Embedded IoT Solutions portfolio delivered extremely robust growth of 22% year-over-year, driving overall sequential and year-over-year revenue growth for the company. This performance reinforces our position as a critical onboard edge compute platform for unmanned systems, an increasingly important contributor to our business.

Gross margin also remained strong at above 43%, supported by a richer mix of higher-margin products and recurring revenue across the portfolio.

Overall, these results reflect disciplined execution and continued momentum across the business.

Turning to our results. We continue to see strong demand for unmanned systems, or drones, supported by favorable industry and military tailwinds that position Lantronix for sustained growth. Our customer list in unmanned systems continues to expand, reflecting both the effectiveness of our drone strategy and the increasing need for reliable, real-time computing solutions. Drones are physical AI in action, and we deliver that capability to our customers by enabling autonomy, edge compute and real-time decision-making - further increasing the value of our technology.

The FCC’s December 2025 action, which bars DJI and other foreign drone makers on the Covered List from obtaining approval for new drone models in the U.S., has meaningfully improved the outlook for domestic and trusted-supplier platforms.

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This environment strengthens our competitive moat as a U.S. partner that is both NDAA- and TAA-compliant, providing trusted and secure AI-enabled edge compute platform solutions for the groups 1 and 2 drone ecosystem.

Further, we are expanding both our capabilities and the number of active engagements. Our SOMs, or system on modules, provide the onboard edge compute foundation for greater autonomy, which is becoming increasingly critical as mission complexity rises, and the market pushes beyond what human operators alone can support. In aerospace and defense, scale will require more intelligence, more autonomy, and Lantronix is helping enable that shift. As a result, we are moving up the tech stack, evolving from supporting the camera to enabling full intelligent drone and counter-drone systems. In parallel, growing interest in swarming and coordinated autonomy is driving demand for larger fleets requiring more advanced edge AI and machine learning–based compute solutions to support increasingly complex missions.

Beyond the drone itself, we are expanding our role into counter-UAS and spectrum dominance applications. These markets require high performance, low-power compute to process sensor data and enable real-time decision-making in contested environments. As systems become more intelligent, connected, and electronically aware, we expect our SOMs and broader technology to play an increasingly central role across more of the mission stack.

Given the growth opportunity ahead, we are investing to scale. We’re expanding our technical R&D talent to deepen our capabilities and capture more opportunities across the drone ecosystem, while also expanding our dedicated drone sales effort. As the unmanned aerial systems market continues to heat up, new entrants will emerge. However, our first mover advantage positions us to become the go-to provider of unmanned systems compute, and these investments are designed to strengthen the moat around our business as a critical platform partner to the unmanned ecosystem.

In parallel with those investments, we are also advancing the product and technology initiatives that will support our next phase of growth. During the quarter, we announced the advancement of our multi-silicon strategy with MediaTek’s Genio family of System-on-Chip, or SoC, platforms, strengthening our ability to serve a wider range of Edge AI and Industrial IoT applications. MediaTek’s SoCs deliver strong AI performance with processing power comparable to our Qualcomm platforms, while offering a feature set highly optimized for industrial and commercial use cases.

By adding MediaTek, we’re filling important use-case coverage in our portfolio – both MediaTek and Qualcomm are highly capable edge AI compute solutions, and together, allow Lantronix to serve a broader set of customers and end markets with architectures tuned to their specific requirements.

Diving deeper, we continued to build momentum during the quarter. We significantly expanded the number of OEMs we’re engaged with and have now shipped product to over a dozen of thse partners.

Importantly, we recently converted one of these engagements into a design win - another Drone-as-First-Responder program with one of the largest U.S.-based body camera makers. This adds a new DFR customer and further validates our position as a leading compute and connectivity provider across the UAS ecosystem.

We also secured a new customer win with a payload that identifies hostile drone operators, marking our expansion into counter drones. This new win reinforces our role as a trusted partner in mission-critical applications, underscoring our expanding relevance into counter-unmanned systems, where FPV drones are used to detect, track, identify and mitigate hostile systems in contested environments. More broadly, it demonstrates how our edge AI drone solution supports the full UAS ecosystem – including counter-drone use cases.

In addition to expanding capabilities and applications, we have been growing beyond the U.S. market into international markets, as we are now supporting global expansion with Red Cat as they enter NATO and across the Asia Pacific.

We also made our first shipment to Evolve Dynamics, a UK-based developer of unmanned aerial systems serving the defense, emergency response, and critical infrastructure markets. Expanding our unmanned OEM customer base internationally is an important part of our growth strategy, and this shipment marks another step in expanding our reach across the global autonomous systems ecosystem.

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Additionally, we recently engaged with multiple Ukraine drone makers. Ukraine is becoming one of the most leading-edge and fastest evolving markets for unmanned systems globally, and its domestic drone companies have demonstrated remarkable real-world performance. As the U.S. Department of War continues to increase its investments in unmanned systems, collaborating with leading Ukrainian innovators provides us with critical insights and validation opportunities for our technology in highly demanding, real-world environments.

We are seeing a broader shift toward trusted platforms, with customers increasingly moving away from Chinese components toward NDAA-compliant solutions. This transition is creating meaningful opportunities for Lantronix, particularly as customers evaluate our products, such as our drone reference platform, which helps shorten development cycles and accelerate evaluation to deployment.

Further, in March, we formed a strategic collaboration with Unusual Machines to support the next generation of unmanned platforms. This partnership combines Lantronix’s edge compute and integrated connectivity solutions with UMAC’s flight components to help accelerate deployment timelines and enhance ISR and autonomous capabilities across aerial systems. Together, this enables both companies to pursue emerging opportunities tied to the DoW’s Drone Dominance Program, and we believe we are well-positioned to capitalize on this near-term growth opportunity. We are encouraged by the early progress made during the collaboration so far and we’ll release additional updates as appropriate.

We are making a concerted effort to strengthen our position in the unmanned ecosystem by scaling the platform and introducing new capabilities that support faster, easier, and more effective deployments. As we expand the platform, we are building an ecosystem around it – one that enables customers and partners to adopt, integrate and scale solutions more seamlessly.

We are encouraged by the momentum we’ve built in unmanned systems since entering the market just over a year ago and are once again increasing our fiscal 2026 drone outlook, now to a range of $10 million to $14 million. Our team is executing with urgency, and we continue to see a clear path for unmanned systems to represent 15% to 20% of overall revenue in fiscal 2027.

Moving to software and services, we remain excited about the expanding ARR we are seeing. Over the last two quarters, we have expanded our software, and services mix from 5-6% to 8-9% of total revenue, and we see a clear path of sustainably reaching double digits over the midterm. This confidence is driven by our ability to layer higher-value software and services onto our growing installed base of hardware already in the field. As we integrate capabilities such as device management, analytics and AI orchestration, we are not only expanding recurring revenue streams but also improving overall mix and increasing the lifetime value of each deployment. Over time, we believe this will drive greater revenue visibility, stronger margins and a higher-quality business model overall.

On IoT System Solutions, we continue to experience slower federal spending and extended procurement cycles, particularly with our core enterprise and networking products, which include media converters and out-of-band management. Federal customers are moving more cautiously, and continued government shutdowns have resulted in slower ordering patterns and a more measured pace of conversion.

That said, these are timing dynamics, not demand issues. Importantly, enterprise and networking continue to deliver margins well above our corporate average and provide strong cash generation, giving us the ability to reallocate resources into newer, higher-growth opportunities such as unmanned aerial systems and critical infrastructure monitoring.

In summary, I am encouraged by our third-quarter performance and the discipline of our execution as we continue to deliver strong margins and profitability. We are hyper-focused on growing the business, and we are putting the right team and capabilities in place to capture the growing opportunities we are seeing.

Before passing the call over to Brent, I want to highlight a couple important developments, starting with a key leadership addition for our next phase of growth. In March, we appointed Sano Marsiano as our new VP of Operations, bringing years of leadership experience across global operations, manufacturing, and quality.

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Also in March, we participated in ISC West 2026, where we showcased SmartSwitch.ai, SmartEdge Gateways, and our Edge AI solutions for autonomous systems. We saw strong interest in both our drone reference platform and SmartSwitch, particularly from security and surveillance customers evaluating next-generation perimeter monitoring and agentic Edge network configuration, monitoring and proactive maintenance. A consistent theme was the growing shift toward drone-based surveillance for large compounds, complementing, or in some cases, reducing reliance on fixed-perimeter camera infrastructure – an area where we’re uniquely positioned. We offer an integrated, full-stack solution that spans switches and drones, offering customers a single, differentiated partner for autonomous perimeter security – nobody else in the market can deliver the breadth we provide.

With that, I’ll turn the call back to Brent to cover financial results. Brent?

Brent Stringham:

Thank you, Saleel.

I’ll first start with our fiscal third quarter financial results and some of the key drivers behind our performance. After which I’ll provide our outlook for the fourth quarter ending June 30, 2026.

As previously discussed, current quarter revenue was $30.2 million. We saw sequential and year-over-year growth driven by strength in embedded compute products, including our A&D and Drone programs, and continuing momentum in software and services revenues. Federal customers are moving cautiously, resulting in slower ordering patterns for our core enterprise and networking products. However, like Saleel mentioned, we believe these are primarily timing dynamics, not demand issues, and we should benefit once this market normalizes.

Turning to our gross margins…

In the third quarter, GAAP gross margin was 43.1%, roughly flat compared to a year ago. On a non-GAAP basis, gross margin was 43.6%, slightly down compared to a year ago. Our current quarter margins reflect the revenue mix we have spoken to, with embedded IoT solutions, particularly our compute products, driving our growth. We continue to remain focused on disciplined cost management that has driven our execution over the last year, which we expect to contribute to sustaining our gross margins near current levels.

Looking at expenses and profitability…

GAAP operating expenses in the third quarter of fiscal 2026 were $14.1 million, nearly flat with the prior quarter, and down approximately 12% from $16.0 million in the year-ago period. We continue to observe the leverage in our Opex model based on the actions we took last year, and the ongoing cost discipline that we are executing on.

GAAP net loss for the third quarter of fiscal 2026 improved to $1.2 million, or 3 cents per share, compared to GAAP net loss of $3.9 million, or 10 cents per share, in the year-ago quarter. On a non-GAAP basis, net income of $1.5 million, or 4 cents per share, was consistent with the prior quarter, and an improvement from the $0.03 per share in the year ago quarter.

Moving to the balance sheet…

•	We ended the quarter with cash and cash equivalents of $23.5 million, an increase of approximately $500 thousand from the prior quarter and $3.5 million from the year-ago period. During the current quarter and fiscal year-to-date periods, we generated positive operating cash flow of nearly $2.2 million and $7.9 million, respectively.

•	Net inventories were $26.4 million as of March 31, 2026, compared to $27.1 million last quarter and $28.2 million in the year-ago quarter.

•	Our current debt balance is $8.7 million, after having paid down about another $1 million during the current quarter. In the last 12 months we have lowered our debt balance by nearly $4 million. Our net cash position on March 31, 2026 was approximately $14.8 million.

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Lastly, our outlook for the fourth quarter of fiscal 2026 ending June 30, 2026 is as follows:

•	We expect revenue to be in the range of $29 million to $33 million.

•	Non-GAAP EPS is expected to be in the range of 3 to 5 cents per share.

Now back to Saleel for some closing remarks.

Saleel Awsare (Section 2):

Thanks, Brent.

Before turning to Q&A, I want to leave you with a few key takeaways as we approach the end of fiscal 2026.

We remain highly confident in the opportunity ahead in unmanned systems. This market is scaling rapidly, supported by strong customer engagement, favorable regulatory dynamics, and an expanding base of OEMs and end-market relationships. We continue to broaden our customer roster, win new programs, and deepen our role with existing partners. At the same time, we are moving up the technology stack beyond cameras – adding more intelligence, secure connectivity, and system-level capabilities – positioning Lantronix as a more strategic and valuable partner over time.

At the midpoint of our raised drone outlook, we are targeting $12 million in revenue this fiscal year. We recently had one of the largest funding catalysts yet with the fiscal 2027 Department of War budget release and a record $75 billion proposed for unmanned and autonomous systems through the Defense Autonomous Warfare Group, or DAWG, reinforcing our view that the supercycle is accelerating across the ecosystem. Looking ahead, we continue to expect drone revenue to roughly double in fiscal 2027 and represent approximately 15% to 20% of total revenue. Just over nine months ago, drones contributed minimal revenue – today, they are becoming a meaningful growth driver and helping propel our next phase of growth.

As Brent mentioned, our Q4 outlook points to a strong finish to fiscal 2026. We believe we are operating from a position of strength and have greater confidence in our growth trajectory today than at any point since beginning this transformation.

In embedded IoT, revenue grew by over 20% year over year driven by strong traction in unmanned systems. We have raised our drone expectations once again, supported by a growing number of shipments, new customer engagements, and expanding use cases across drone and counter-drone applications. We are also broadening our geographic reach with new international customers, further validating Lantronix’s role as a trusted edge AI compute partner for the unmanned systems ecosystem.

In critical infrastructure monitoring, we completed deployment for our tier-1 MNO customer and are adding ARR to the business, which we expect will support higher margins and greater revenue visibility over time. We also see additional land-and-expand opportunities in adjacent high-value cell tower applications, including power banks and rectifiers, while Kompress.ai continues to gain traction in the industrial compressor market.

The progress we’ve made repositioning Lantronix toward higher-growth verticals is becoming increasingly evident in our results, and we believe the momentum we’ve built will carry into next year. Based on what we are seeing today, we expect to deliver double-digit revenue growth in fiscal 2027, marking an important next step in Lantronix’s evolution toward a more focused, faster-growing, higher-quality, and more profitable business.

With that, operator, we will now open the call for questions.

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